UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: March 11, 2019
(Date of earliest event reported)

Turtle Beach Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11011 Via Frontera, Suite A/B
San Diego, California 92127
(Address of principal executive offices)
(858) 800-3718
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01.    Entry into a Material Definitive Agreement.
On March 11, 2019, Turtle Beach Corporation (the “Company”) and its subsidiary, TBC Holding Company LLC (“Buyer”) entered into an asset purchase agreement (the “Purchase Agreement”) to acquire certain assets related to the PC peripherals business of ROCCAT GmbH and its subsidiaries (collectively “ROCCAT”). ROCCAT, a leading German brand for premium and high-quality PC gaming peripherals, such as mice, headsets, keyboards, mousepads and other accessories, is headquartered in Hamburg, Germany, with operations in Los Angeles, California and Taipei, Taiwan. The transaction is expected to close in the second quarter of 2019. The purchase price consists of approximately $14.8 million in cash, an additional $1 million in cash or stock, at the Company’s option, plus potential earn-out payments of up to approximately $3.4 million in the aggregate. The closing of the transaction is contingent upon the satisfaction of customary closing conditions. The foregoing description of the Purchase Agreement does not purport to be complete and highlights only those terms and conditions of the Purchase Agreement which are material to the Company.
On March 14, 2019, the Company issued a press release announcing the signing of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference herein.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Turtle Beach Corporation dated March 14, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date:	March 14, 2019	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary